EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ModusLink Global Solutions, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-93189, No. 333-52636, No. 333-75598, No. 333-84648, No. 333-90608, No. 333-121235, No. 333-131670, No. 333-164437 and No. 333-171285 on Form S-8 of ModusLink Global Solutions, Inc., formerly CMGI, Inc., of our reports dated January 11, 2013, with respect to the consolidated balance sheets of ModusLink Global Solutions, Inc. as of July 31, 2012, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the four-year period ended July 31, 2012, and the effectiveness of internal control over financial reporting as of July 31, 2012, which reports appear in the July 31, 2012 annual report on Form 10-K of ModusLink Global Solutions, Inc.

Our report dated January 11, 2013 on the consolidated financial statements contains an explanatory paragraph that states that the consolidated balance sheets as of July 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2011, have been restated.

Our report dated January 11, 2013 on the effectiveness of internal control over financial reporting as of July 31, 2012, expresses an opinion that ModusLink Global Solutions, Inc. did not maintain effective internal control over financial reporting as of July 31, 2012 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses related to information and communication controls over contract administration, control activities over the accuracy of the allocation of vendor rebates to certain cost-based client contracts and the accuracy of cost mark-ups for certain cost-based client contracts, and the monitoring of changes in the status of uncertain tax positions have been identified and included in management’s assessment.

Our report dated January 11, 2013 on the effectiveness of internal control over financial reporting as of July 31, 2012, also contains an emphasis of matter paragraph that states that we do not express an opinion or any other form of assurance on management’s statements referring to remediation efforts taken after July 31, 2012, relative to the aforementioned material weaknesses in internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts

January 11, 2013